                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Hollis-Eden Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (6)  Amount Previously Paid:

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     (9)  Date Filed:

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

                        HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 GENESEE AVENUE, SUITE 110
                               SAN DIEGO, CA 92121


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 18, 1998

TO THE STOCKHOLDERS OF HOLLIS-EDEN PHARMACEUTICALS, INC.:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HOLLIS-EDEN PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), will be held on Monday, May 18, 1998 at 2:00 p.m. local time at The Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122 for the following purposes:

1. To elect three Class I directors to hold office until the 2001 Annual Meeting of Stockholders.

2. To approve the Company's 1997 Incentive Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock for issuance under such plan by 250,000 shares.

3. To ratify the selection of BDO Seidman, LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

            The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

            The Board of Directors has fixed the close of business on April 8, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                              By Order of the Board of Directors


                                              /s/ RICHARD B. HOLLIS
                                              RICHARD B. HOLLIS
                                              Chairman of the Board and
                                              Chief Executive Officer

San Diego, California
April 15, 1998

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 GENESEE AVENUE, SUITE 110
                               SAN DIEGO, CA 92121

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

            The enclosed proxy is solicited on behalf of the Board of Directors of Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Monday, May 18, 1998 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122. The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

            The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.


VOTING RIGHTS AND OUTSTANDING SHARES

            Only holders of record of Common Stock at the close of business on April 8, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 8, 1998, the Company had outstanding and entitled to vote 6,801,315 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

            All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


REVOCABILITY OF PROXIES

            Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9333 Genesee Avenue, Suite 110, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.



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

STOCKHOLDER PROPOSALS

            Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 17, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


                                   PROPOSAL 1


                              ELECTION OF DIRECTORS

            The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

            The Board of Directors is presently composed of six members. There are three directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders concurrent with the acquisition of Hollis-Eden, Inc. by Initial Acquisition Corporation ("IAC"), the predecessor of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2001 Annual Meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

            Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

            Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.


NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

TERREN S. PEIZER

            Mr. Peizer, age 38, has served as President and a director of the Company since March 1997 (since February 1997 including Hollis-Eden, Inc.). Since 1993, Mr. Peizer has served as Chairman and Chief Executive Officer of Beachwood Financial Company, Inc., an investment holding company with significant biotechnology equity holdings. From 1990 to 1993, Mr. Peizer served as Chairman and Chief Executive Officer of Financial Group Holdings, Inc., an investment holding company. From 1985 to 1990, Mr. Peizer served as a senior member of the investment banking firm of Drexel Burnham Lambert, Inc.'s High Yield Bond Department. Mr. Peizer held investment banking positions from 1981 to 1985 at Goldman, Sachs & Co.'s Risk and International Arbitrage Division as well as the First Boston Corp.'s High Yield Securities Department. Mr. Peizer received his B.S.E. in Finance from The Wharton School of Finance and Commerce in 1981.

SALVATORE J. ZIZZA

            Mr. Zizza, age 52, has served as a director of the Company since its inception in November 1992 and served as Chairman of the Board, President and Treasurer of the Company until March 1997. Mr. Zizza is presently Executive Vice President of the First Medical Group, Inc. (FMDG), a public company that is an owner/manager and provider of management and consulting services to physicians, hospitals and other healthcare delivery organizations and facilities. Mr. Zizza was President and Chief Financial Officer of NICO Construction Company, Inc. until 1985 when NICO merged with The LVI Group, Inc. Prior to joining The LVI Group, Inc., Mr. Zizza was an independent financial consultant and had been a lending officer of Chemical Bank. Mr. Zizza's current and former directorships include: The First Medical Group, The Bethlehem Corporation (ASE), The Gabelli Equity Trust (NYSE), The Gabelli Asset Fund, The Gabelli



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
Growth Fund, The Gabelli Convertible Securities Fund and The Gabelli Global Multimedia Trust (NYSE). Mr. Zizza received a B.A. in Political Science and an M.B.A. from St. John's University.

J. PAUL BAGLEY

            Mr. Bagley, age 55, has served as a director of the Company since March 1997 (since March 1996 including Hollis-Eden, Inc.). Mr. Bagley is a founding principal of Stone Pine Capital L.L.C., a group that provides mezzanine capital to fund acquisitions, buyouts, growth and recapitalizations and is also associated with Stone Pine Asset Management L.L.C., and Stone Pine Investment Banking L.L.C. Mr. Bagley was Chief Executive Officer of Laidlaw Holdings, Inc., an investment services company, from January 1995 until November 1996. For more than twenty years prior to October 1988, Mr. Bagley was engaged in investment banking activities with Shearson Lehman Hutton Inc. and its predecessor, E.F. Hutton & Company, Inc. Mr. Bagley served in various capacities with Shearson and E.F. Hutton, including Executive Vice President and Director, Managing Director, Head of Direct Investment Origination and Manager of Corporate Finance. Mr. Bagley controls a United States registered investment advisor, Fiduciary Capital Management, which provides advisory services to two United States business development companies. Mr. Bagley serves as Chairman of the Board of Directors of Silver Screen Management, Inc. and International Film Investors, Inc., which manage film portfolios. Mr. Bagley is also a director of Logan Machinery Corporation, a privately held manufacturer of all-terrain vehicles, Consolidated Capital of North America, a privately held NASDAQ bulletin board listed company, and Hamilton Lane Private Equity Partners L.L.C., a Irish Stock Exchange listed investment partnership. Mr. Bagley graduated from the University of California at Berkeley in 1965 with a B.Sc. in Business and Economics and from Harvard Business School in 1968 with an M.B.A. in Finance.


                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

THOMAS CHARLES MERIGAN, JR.,  M.D.

            Dr. Merigan, age 64, has served as a director and as Chairman of the Scientific Advisory Board of the Company since March 1997 (since March 1996 including Hollis-Eden, Inc.). He also serves as Medical Director, Infectious Diseases, for the Company. Dr. Merigan has been George E. and Lucy Becker Professor of Medicine at Stanford University School of Medicine from 1980 to the present. Dr. Merigan has also been the Principal Investigator, NIAID Sponsored AIDS Clinical Trials Unit, from 1986 to the present and has been Director of Stanford University's Center For AIDS Research from 1988 to the present. Dr. Merigan is a member of various medical and honorary societies, has lectured extensively within and outside the United States, and authored numerous books and articles and has chaired and edited symposia relating to viruses, infectious diseases, anti-viral agents, HIV and other retroviruses and AIDS. From 1990 to the present, Dr. Merigan has been Chairman, Editorial Board of "HIV: Advances in Research and Therapy". He is also a member of the editorial boards of "Aids Research and Human Retroviruses" (since 1983), "International Journal of Anti-Microbial Agents" (since 1990), and "The Aids Reader" (since 1991), among others. He is a co-recipient of eight patents which, among other things, relate to synthetic polynucleotides, modification of hepatitis B virus infection, treatment of HIV infection, purified cytomegalovirus protein and composition and treatment for herpes simplex. Dr. Merigan has been Chair, Immunology Advisory Board, Bristol Myers Squibb Corporation (1989 - 1995) and Chair, Scientific Advisory Board, Sequel Corp. (1993 - 1996). In 1994, Stanford University School of Medicine honored him with the establishment of the Annual Thomas C. Merigan Jr. Endowed Lectureship in Infectious Diseases, and, in 1996, Dr. Merigan was elected Fellow, American Association for the Advancement of Science. From 1966 to 1992, Dr. Merigan was Head, Division of Infectious Diseases, at Stanford School of Medicine. Dr. Merigan received his B.A. (with honors) from the University of California at Berkeley in 1954 and his M.D. from the University of California at San Francisco in 1958.

BRENDAN R. McDONNELL

            Mr. McDonnell, age 35, has served as a director of the Company since March 1997 (since August 1996 including Hollis-Eden, Inc.). Mr. McDonnell is of counsel at Tonkon Torp, LLP, an Oregon law firm. Mr. McDonnell specializes in representing both private and public emerging growth companies, with focus on the high technology industry. Mr. McDonnell joined Tonkon Torp after working approximately seven years at the law firm of Lane Powell Spears Lubersky



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

and for approximately three years prior to that at the law firm of Brobeck, Phleger & Harrison. Mr. McDonnell holds a B.S. in accounting from Loyola Marymount University and a J.D. from the University of California at Davis. He is a member of the California and Oregon State Bar Associations.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

RICHARD B. HOLLIS

            Mr. Hollis, age 45, has served as Chairman of the Board and Chief Executive Officer of the Company since March 1997 (since August 1994 including Hollis-Eden, Inc.). Mr. Hollis was the founder of Hollis-Eden, Inc. and also served as Hollis-Eden, Inc.'s President from August 1994 to February 1997. Mr. Hollis has over 20 years of experience in the health care industry in positions ranging from sales to Chief Executive Officer. Mr. Hollis served as Chief Operating Officer of Bioject Medical from 1991 to 1994 and as Vice President, Marketing and Sales/General Manager for Instromedix from 1989 to 1991. From 1986 to 1989, Mr. Hollis served as a general manager of the Western business unit of Genentech, Inc., a manufacturer of biopharmaceuticals. Prior to joining Genentech, Inc., Mr. Hollis served as a divisional manager of Imed Corporation, Inc., a manufacturer of drug delivery systems: intravenous infusion pumps and controllers. Mr. Hollis began his career in the health care industry with Baxter Travenol from 1974 to 1977. Mr. Hollis received his B.A. in Psychology from San Francisco State University in 1974.


BOARD COMMITTEES AND MEETINGS

            During the fiscal year ended December 1997, the Board of Directors held five (5) meetings. The Board has an Audit Committee and a Compensation Committee.

            The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommend to the Board the independent auditors to be retained; and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Zizza and McDonnell. The Audit Committee did not meet in 1997.

            The Compensation Committee makes recommendations to the Board concerning executive salaries and incentive compensation, administers the Company's 1997 Incentive Stock Option Plan and otherwise determines compensation levels and policies and performs such other functions regarding compensation as the board may delegate. The Compensation Committee is composed of two non-employee directors: Mr. McDonnell and Dr. Merigan. The Compensation Committee did not meet in 1997.

            During the fiscal year ended December 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.


                                   PROPOSAL 2


            APPROVAL OF 1997 INCENTIVE STOCK OPTION PLAN, AS AMENDED

            In February 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1997 Plan and reserved an aggregate of 1,000,000 shares of the Company's Common Stock for issuance thereunder to the Company's employees. The Board adopted the 1997 Plan so that the Company could grant stock options and other stock awards to employees, directors and consultants at levels determined appropriate by the Board and the Compensation Committee, and to allow the Company more flexibility in attracting and retaining qualified employees (including officers) and promoting the success of the Company's business.

            At January 31, 1998, options (net of canceled or expired options) covering an aggregate of 518,166 shares of the Company's Common Stock had been granted under the 1997 Plan, and 481,834 shares (plus any shares that might in the



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

future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the 1997 Plan. During the last fiscal year, under the 1997 Plan, the Company granted options to purchase 337,500 shares at exercise prices of $6.75 to $8.70 to all current officers as a group and options to purchase 2,166 shares at an exercise price of $2.25 to $6.75 per share to all employees (excluding executive officers) as a group. Options to purchase 75,000 shares at an exercise price of $6.75 were granted to directors (excluding executive officers) as a group. In February 1998, the Board approved an amendment to the 1997 Plan to increase the number of shares authorized for issuance under the 1997 Plan from a total of 1,000,000 shares to 1,250,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

            Stockholders are requested in this Proposal 2 to approve the 1997 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1997 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.


            The essential features of the 1997 Plan are described below.

GENERAL

            The following description of the 1997 Plan is a summary and is qualified in its entirety by reference to the 1997 Plan. On February 5, 1997, the Company's Board of Directors adopted the 1997 Plan, which was subsequently approved by the Company's stockholders on March 26, 1997.

PURPOSE

            The purpose of the 1997 Plan is to encourage selected management, key employees, directors and certain other persons associated with the Company (including any successor) to acquire an investment in the Company's business, thereby strengthening their commitment to remain with, or join, the Company. The 1997 Plan contemplates the grant to such persons of "incentive stock options" under Section 422 of the Code ("ISO's") and nonqualified stock options ("NSO's").

            The 1997 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified or intended to be qualified under Section 401(a) of the Code.

ADMINISTRATION

            The 1997 Plan is to be administered by the Compensation Committee, consisting of Mr. McDonnell and Dr. Merigan, each a "disinterested person" within the meaning of Rule 16(b)-3(c)(2)(i) of the Exchange Act, with respect to the 1997 Plan. Subject to the terms of the 1997 Plan and such limitations as the Board of Directors may impose, the Compensation Committee shall be responsible for the overall management and administration of the 1997 Plan and shall have such authority as may be necessary or appropriate to carry out its responsibilities, including, without limitation, the authority to (i) determine the persons to whom, and the time or times at which, grants shall be made as well as the terms of ISO's and NSO's, (ii) interpret and construe the terms of the 1997 Plan and any instrument thereunder, and (iii) adopt rules and regulations, prescribe forms and take any other actions not inconsistent with the 1997 Plan as it may deem necessary or appropriate.

ELIGIBILITY

            Officers, key employees and directors of the Company, as well as certain consultants, advisors and other persons who provide services to the Company, are eligible to participate in the 1997 Plan without regard to length of employment or service. Any such person who is not an "employee" of the Company, within the meaning of Section 422 of the Code, is not eligible to receive ISO's.



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

            No options will be granted after February 4, 2007, the date upon which the 1997 Plan will terminate if it is not terminated earlier by the Board.

DESCRIPTION OF OPTIONS

            The exercise price of an option granted under the 1997 Plan and the period during which it may be exercised will be determined by the Compensation Committee at the time of grant, subject to the terms and conditions of the 1997 Plan. The exercise price of an ISO, however, shall not be less than the fair market value of the shares subject to such ISO on the date of grant (or 110% of such fair market value in the case of ISO's granted to an individual who is a 10% or greater stockholder).

            In no event will options expire later than the expiration of ten years from the date of grant (or five years from the date of grant in the case of ISO's granted to an individual who is a 10% or greater stockholder). Options that are otherwise exercisable may be exercised in whole or in part.

            Upon (i) the merger or consolidation of the Company with or into another corporation (pursuant to which the Company's stockholders immediately prior to such merger or consolidation will not, as of the date of such merger or consolidation, own a beneficial interest in shares of voting securities of the corporation surviving such merger or consolidation having at least a majority of the combined voting power of such corporation's then outstanding securities), if the agreement of merger or consolidation does not provide for (a) the continuance of the options granted under the 1997 Plan or (2) the substitution of new options for options granted under the 1997 Plan, or for the assumption of such options by the surviving corporation, (ii) the dissolution, liquidation, or sale of all or substantially all the assets of the Company to a person unrelated to the Company or to a direct or indirect owner of a majority of the voting power of the Company's then outstanding voting securities (such sale of assets being referred to as an "Asset Sale") or (iii) the "change in control" of the Company, the holder of any such option theretofore granted and still outstanding (and not otherwise expired) shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation, Asset Sale or change in control of the Company to exercise such option(s) in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such option(s); provided that any conditions precedent to the exercise of such option(s), other than the passage of time, have occurred.

            As used herein, a "change in control of the Company" shall be deemed to have occurred if any person (including any individual, firm, partnership or other entity) together with all affiliates and associates (as defined under Rule 12b-2 promulgated under the Exchange Act) of such person (but excluding (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (ii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company, (iii) the Company or any subsidiary of the Company or (iv) a participant together with all affiliates and associates of such participant) is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities.

            If the optionee's employment with the Company terminates or if the optionee's association with the Company terminates (in the case of a consultant, advisor or other service provider), options that are exercisable on his termination date shall remain exercisable until the expiration of three months from such termination date (extended to 12 months if such termination occurs due to the optionee's death or disability), provided however, that if such employment or association is terminated by the Company for "good cause" as defined in the 1997 Plan, or by the optionee voluntarily (other than for disability) without the written consent of the Compensation Committee, such optionee shall forfeit the right to exercise all outstanding options previously granted to such optionee.

            To the extent that the aggregate of (i) the fair market value (determined at the time an ISO is granted) of the shares of the Company's Common Stock subject to an ISO and (ii) the fair market value (determined as of the date(s) of grant of the options(s) of all other shares of Common Stock subject to ISO's granted to an optionee which are exercisable for the first time by an optionee during a calendar year (under all stock option plans of the Company) exceeds $100,000, such ISO's shall be treated as NSO's.

PAYMENT FOR SHARES

            Payment for shares of the Company's Common Stock purchased upon exercise of an option must be made in full upon exercise, either in cash or check or in shares of outstanding Common Stock of the Company, as determined by the

Compensation Committee. The proceeds received by the Company from the sale of shares of its Common Stock pursuant to the 1997 Plan shall be used for general corporate purposes.

TRANSFER RESTRICTIONS

            Options are not transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order. An optionee is required to notify the Company if he disposes of shares of the Company's Common Stock acquired pursuant to the exercise of an ISO within two years of the date the ISO was granted or within one year of the date the ISO was exercised.

AMENDMENT AND TERMINATION

            The Board may amend or terminate the 1997 Plan at any time or from time to time; provided, however, that unless all required approvals have been received, no amendment will be made that would (i) increase the maximum number of shares as to which options may be granted, or (ii) materially modify the requirements as to eligibility for participation. No amendment is permitted which would adversely affect the rights of any optionee under an option granted prior to such amendment, unless the optionee consents thereto. In addition, no amendment will be made that would result in the disqualification of any ISO as an "incentive stock option" within the meaning of Section 422 of the Code.

FEDERAL INCOME TAX CONSEQUENCES

            The following is a general discussion of the federal income tax consequences to an optionee and the Company of the grant and exercise of an option pursuant to the 1997 Plan and the disposition of stock acquired upon exercise of any option. Because the consequences will vary for any one of a number of reasons, the Company urges each optionee to consult his own tax advisor with respect to the tax consequences of such transactions. The following summary does not purport to be complete and does not take into account state or local tax implications.

            GENERAL

                        The grant of an option under the 1997 Plan, whether or
            not an ISO, does not result in any tax consequences to the Company or the optionee. The tax consequences of exercising an option or disposing of the Company's Common Stock purchased by an optionee upon exercise of an option ("option stock") depend upon whether the option is an ISO or an NSO.

            NONQUALIFIED STOCK OPTIONS

                        An optionee, if he is not a director, officer or
            beneficial owner of more than ten percent of the outstanding shares of the Company's Common Stock (hereinafter, a "director, officer or principal stockholder"), will realize income as compensation, at the time he exercises an NSO, in an amount equal to the amount by which the then fair market value of the Company's Common Stock acquired pursuant to the exercise of the NSO exceeds the price paid for such Common Stock. Section 83 of the Code provides generally that, if a director, officer or principal stockholder receives shares pursuant to the exercise of such an option, he will realize ordinary income only when he can sell such shares at a profit without being subject to liability under section 16(b) of the Exchange Act, at which time he will be subject to tax on the difference between the then fair market value of the shares and the price paid for them. Alternatively, a director, officer or stockholder who would not otherwise be subject to tax on the value of his shares as of the date they were acquired can file a written election with the Internal Revenue Service, no more than 30 days after the shares are transferred to him, to be taxed as of the date of the transfer. The optionee then will realize income, as compensation, in a total amount equal to the amount by which the fair market value of the shares, as of the date he acquired them, exceeds the price paid for such shares.

                        Shares of the Company's Common Stock issued pursuant to
            the exercise of an NSO generally will constitute a capital asset in the hands of an optionee (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an optionee (including a director, officer or principal stockholder) will commence upon the date he recognizes income with respect to the issuance of such shares, as described above. The optionee's basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for such shares.

            INCENTIVE STOCK OPTIONS

                        If an optionee exercises an ISO, the optionee does not
            recognize income upon exercise, provided that the optionee was an employee of the Company at all times from the date when the option was granted until not less than three months before exercise. (This three-month period is extended to one year if the optionee's employment terminates as a result of permanent and total disability, and is waived in the case of the optionee's death while employed by the Company). However, the excess of the fair market value of Common Stock acquired upon exercise of an ISO (determined at the time of such exercise) over the exercise price generally constitutes an item of adjustment for purposes of determining the optionee's alternative minimum tax liability for the taxable year of the exercise.

                        If an optionee exercises an ISO and fails to satisfy the
            three-month (one-year in the case of permanent and total disability) employment period requirement, the optionee must include in gross income, as compensation for the taxable year of exercise, an amount equal to the excess of the fair market value of the option stock at the time of exercise over the exercise price. If an optionee subsequently disposes of option stock which, when exercised, did not satisfy the employment period requirement, the optionee must include in gross income as capital gain (or loss) for the taxable year, the difference between amount realized by the optionee upon such disposition and the fair market value of the option stock at the time of exercise.

                        If (i) an optionee satisfied the employment period
            requirement set forth above at the time the ISO was exercised, (ii) disposes of option stock that was acquired by the optionee pursuant to an ISO more than one year prior to the disposition, (iii) such ISO was granted to the optionee more than two years prior to the disposition, and (iv) the amount realized in the disposition exceeds the exercise price, then the optionee must include in gross income, as capital gain for the taxable year of the disposition an amount equal to the excess of the amount realized in the disposition over the exercise price. (If, instead, the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to such excess as a capital loss for such year.)

                        If (i) an optionee satisfied the employment period
            requirement set forth above, at the time the ISO was exercised, (ii) disposes of option stock within two years after the related ISO is granted or within one year after the option stock was acquired by the optionee, and (iii) the amount realized in the disposition exceeds both the exercise price and the fair market value of the option stock on the date of exercise, then the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of such fair market value over the exercise price, and must include in gross income as gain an amount equal to the excess of the amount realized in the disposition over such fair market value. Such gain is generally treated as capital gain, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of the disposition. If, instead, the amount realized in the disposition exceeds the exercise price, but is less than the fair market value of the option stock on the date of exercise, the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of the amount realized over the exercise price. If the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to such excess as a loss for the taxable year of the disposition. Such loss is generally treated as capital loss, long-term or short term, depending upon the length of time elapsed between the time the option stock was acquired and the time of the disposition.


                                   PROPOSAL 3


                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

            The Board of Directors has selected BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. BDO Seidman, LLP has audited the Company's financial statements since its inception in 1993. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            Stockholder ratification of the selection of BDO Seidman, LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the

Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

            The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of BDO Seidman, LLP.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information regarding the ownership of the Company's Common Stock as of [JANUARY 31, 1998] by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                BENEFICIAL OWNERSHIP (1)
                    BENEFICIAL OWNER                                    NUMBER OF SHARES       PERCENT OF TOTAL
                    ----------------                                    ----------------       ----------------
Richard B. Hollis (2)                                                       3,249,924               44.4%
             Hollis-Eden Pharmaceuticals, Inc.
             9333 Genesee Avenue, Suite 110
             San Diego, CA  92121
Patrick T. Prendergast (3)                                                    780,503               11.2%
            Baybush, Straffan
            County Kildare
            Ireland
Growth Ventures Inc. Pension Plan and Trust (4)                               502,891                7.2%
             14 Red Tail Drive
             Highlands Ranch, CO  90126
Terren S. Peizer (5)                                                          400,000                5.6%
            100 Wilshire Boulevard, Suite 1620
             Santa Monica, CA  90401
Strome Susskind Investment Management, L.P.                                   356,578                5.3%
            100 Wilshire Boulevard, 15th Floor
            Santa Monica, CA  90401
J. Paul Bagley (6)                                                            289,549                4.1%
Salvatore J. Zizza (7)                                                        245,000                3.6%
Thomas Charles Merigan (8)                                                     91,667                1.3%
Robert W. Weber (9)                                                            63,333                   *
Brendan R. McDonnell (10)                                                      16,666                   *
All executive officers and directors as a group (9 persons) (11)            4,382,806               52.9%



----------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 6,791,881 shares outstanding on January 31, 1998, adjusted as required by rules promulgated by the SEC.

(2) Includes 133,333 shares subject to options and 393,250 shares subject to warrants exercisable within 60 days of January 31, 1998.

(3) The securities are held in the name of various entities affiliated with and controlled by Dr. Prendergast, and include 128,302 shares subject to warrants exercisable within 60 days of January 31, 1998 and 33,333 shares subject to options exercisable by Dr. Prendergast within 60 days of January 31, 1998.

(4) Includes 189,938 shares subject to warrants exercisable within 60 days of January 31, 1998. Gary J. McAdam is the Trustee of the Trust.

(5) Includes 400,000 shares subject to options exercisable within 60 days of January 31, 1998.

(6) Includes 25,000 shares subject to options exercisable within 60 days of January 31, 1998 and 264,549 shares subject to warrants exercisable within 60 days of January 31, 1998, held of record by LHIP Acquisition Company L.L.C., of which Mr. Bagley is the manager.

(7) Includes 100,000 shares subject to warrants exercisable within 60 days of January 31, 1998.

(8) Includes 91,667 shares subject to options exercisable within 60 days of January 31, 1998.

(9) Includes 2,000 shares held by Mr. Weber as custodian for his minor children and 43,333 shares subject to options exercisable within 60 days of January 31, 1998.

(10) Includes 16,666 shares subject to options exercisable within 60 days of January 31, 1998.

(11) Includes 736,666 shares subject to options exercisable within 60 days of January 31, 1998 and 757,799 shares subject to warrants exercisable within 60 days of January 31, 1998.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

            To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than the inadvertent omission from Mr. Bagley's initial report of ownership on Form 3 of certain indirect derivative securities of which he may be deemed a beneficial owner. This omission was corrected by filing an amended Form 3 report.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

            The members of the Board of Directors are not compensated for attendance at Board and Committee meetings. They are, however, eligible for reimbursement for their expenses incurred in connection with such attendance in accordance with Company policy.

            In 1997, Dr. Merigan entered into a consulting arrangement with the Company. Pursuant to the arrangement, Dr. Merigan received $55,000 in consulting fees for services performed for the Company in 1997.


COMPENSATION OF EXECUTIVE OFFICERS


            SUMMARY OF COMPENSATION

            The following table shows for the fiscal year ended December 31, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other three most highly compensated executive officers at December 31, 1997, who earned in excess of $100,000 in salary and bonus during the last year (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                     Long-Term
                                                                                                                   Compensation
                                                              Annual Compensation                                     Awards
                                        ---------------------------------------------------------------------------------------
                                                                                                                   Securities
                                                                                                   Other             Underlying
 Name and Principal                                        Salary              Bonus               Annual             Options/
      Position                               Year(1)         ($)                ($)            Compensation($)         SARs(#)
-------------------------------------------------------------------------------------------------------------------------------
Mr. Richard B. Hollis                         1997         199,212                -0-            31,921(2)                -0-
Chairman of the Board and Chief
Executive Officer
Mr. Terren S. Peizer                          1997         172,212                -0-               -0-                -0-(3)
President
Ms. Lois Rezler(4)                            1997         105,000             15,000               -0-               100,000
Vice President of Regulatory
Affairs
Mr. Robert W. Weber                           1997          92,523                -0-            18,005(5)             35,000
Vice President - Controller


----------

(1) Compensation for such Named Executive Officers is not shown for fiscal years ended December 31, 1995 and 1996, as they were not officers of the Company during such years.

(2)     Includes tax gross up amount of $6,906 and moving expenses of $25,105.

(3) Does not include options to purchase 2,400,000 shares of the Company's Common Stock granted to Terren Peizer by Hollis-Eden, Inc. prior to the Merger, which options were assumed by the Company in accordance with the terms of the Merger Agreement. See "Certain Transactions."

(4)     Ms. Rezler's employment with the Company ceased in February 1998.

(5)     Includes tax gross up amount of $4,325 and moving expenses of $13,680.


                        STOCK OPTION GRANTS AND EXERCISES

             The Company may grant options to its executive officers under its 1997 Plan. As of January 31, 1998, options to purchase a total of 518,166 shares were outstanding under the 1997 Plan and options to purchase 481,834 shares remained available for grant thereunder.

             The following tables show for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                 Potential Realizable Value

                           Shares            % of Total                                         At Assumed Annual Rates of
                         Underlying       Options Granted                                        Stock Price Appreciation
                          Options         to Employees in    Exercise      Expiration             For Option Term ($)(3)
     Name               Granted(#)(2)       Fiscal Year(%)  Price($/sh)       Date                5%                 10%
---------------------------------------------------------------------------------------------------------------------------
Robert W. Weber              35,000                 8.0%    $     6.75       11/23/07        $  148,601          $  376,583
Lois Rezler                 100,000                22.7%    $     8.70        5/19/07        $  547,230          $1,386,780

----------

(1) Does not include options to purchase 2,400,000 shares of the Company's Common Stock granted to Terren Peizer by Hollis-Eden, Inc. prior to the Merger, which options were assumed by the Company in accordance with the terms of the Merger Agreement. See "Certain Transactions."

(2) Such options vest according to the following schedule: 1/3 of the shares subject to the option vest one year from the date of grant and the remainder vest in 24 equal monthly installments.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term which will benefit all stockholders.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                  Value of Unexercised
                                Number of Securities Underlying                 in-the-Money Options as of
                                 Options as of FY-End(#)(1)                            FY End($)(2)
                              ---------------------------------------------------------------------------------
     Name                     Exercisable           Unexercisable           Exercisable           Unexercisable
---------------------------------------------------------------------------------------------------------------
Richard B. Hollis                116,666                 83,334                466,664                333,336
Terren S. Peizer                     -0-              2,400,000                    -0-              3,000,000
Lois Rezler                          -0-                150,000                    -0-                200,000
Robert W. Weber                   37,916                 62,084                151,664                108,336


----------

(1)     Includes both in-the-money and out-of-the-money options.

(2) The fair market value of the underlying shares on the last day of the fiscal year ($6.25) less the exercise or base price. Excludes out-of-the-money options.

                              EMPLOYMENT AGREEMENTS

            The Company has entered an employment agreement with Mr. Hollis providing that if Mr. Hollis' employment is terminated without cause, Mr. Hollis shall be entitled to the following: (i) base salary through the date of termination, (ii) annual base salary in effect at the time of termination times five, (iii) an amount equal to the prior calendar year's bonus awarded to Mr. Hollis times five, (iv) immediate vesting of all unvested stock options of the Company held by Mr. Hollis, and the continuation of the exercise period of all stock options held by Mr. Hollis until the final expiration of the original terms of such stock options, and (v) continued receipt for three years of all employee benefit plans and programs in which Mr. Hollis and his family were entitled to participate immediately prior to the date of termination. The employment agreement further provides that if Mr. Hollis' employment is terminated within one year of the occurrence of a change in control of the Company, upon execution by Mr. Hollis of a waiver and release of claims, (i) the new company shall pay Mr. Hollis' base salary through the date of termination,
(ii) the new company shall pay Mr. Hollis his annual base salary in effect immediately prior to the event or events resulting in a change in control times five, (iii) the new company shall pay Mr. Hollis an amount equal to five times the bonus awarded to Mr. Hollis in the calendar year immediately preceding the calendar year in which the event or events resulting in a change of control occurred, (iv) all unvested stock options of the new company held by Mr. Hollis shall immediately vest, and the period for exercise of all stock options of the new company held by Mr. Hollis until the final expiration of the original term of such stock option, and (v) Mr. Hollis shall continue to receive for three years all employee benefit plans and programs in which Mr. Hollis and his family were entitled to participate immediately prior to the date of termination.

            The Company has also entered into an employment agreement with Mr. Peizer providing that if Mr. Peizer's employment is terminated without cause, upon execution by Mr. Peizer of a waiver and release of claims, he shall be entitled to (i) continuation of his base salary for one year from the date of termination and (ii) immediate vesting of all unvested stock options granted to him.

            Mr. Weber's employment arrangement with the Company provides that if Mr. Weber is terminated without cause, he will receive one year's severance pay, at his highest salary level, and an amount equal to his prior year's bonus, plus benefits. In addition, all unvested stock held by Mr. Weber would immediately vest and the exercise period for such stock options would continue until the final expiration of the original terms of such stock options.

            Mr. Frincke's employment arrangement with the Company provides that if Mr. Frincke is terminated without cause within the first twelve months of his employment, he will receive severance pay equal to his remaining unpaid salary for such twelve month period, plus an additional three months. In addition, his stock options shall continue to vest for the remainder of such twelve month period.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

            The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1997. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

            The Compensation Committee (the "Committee") of the Board of Directors reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Committee is responsible for reviewing the salary and benefits structure of the Company at least annually to insure its competitiveness within the Company's industry. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1997. During 1997, the Committee was composed of two outside directors, Mr. McDonnell and Dr. Merigan.

COMPENSATION PHILOSOPHY

            The Company's philosophy in establishing its compensation policy for executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other pharmaceutical and biotechnology companies. Compensation for the Company's executive officers consists of a base salary and potential incentive cash bonuses, as well as incentive compensation through stock options.

BASE SALARY

            The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. In order to evaluate the Company's competitive position in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other biotechnology and pharmaceutical companies. The competitive information was obtained from a survey prepared by a consulting company (e.g., the 1997 Report on Executive Compensation in the Biopharmaceutical Industry). As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. The Committee believes that its process for determining and adjusting the base salary of executive officers is consistent with sound personnel practices.

BONUS PAYMENTS

            Cash bonus payments are discretionary unless otherwise required pursuant to an employment agreement. Bonus payments, if any, to executive officers, including the CEO, or payments above the required annual minimum, are based on two principal factors: corporate performance as compared to the Company's goals and objectives and individual performance relative to corporate performance and individual goals and objectives.

            Bonus payment recommendations for executive officers other than the CEO are initiated by the CEO and submitted to the Committee for review and subsequent submission to the Board. Bonus payment recommendations for the CEO are initiated by the Committee and submitted to the Board.

LONG-TERM INCENTIVES

            To conserve its cash resources, the Company places special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as other employees. The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options generally under the 1997 Plan. The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods (generally three years) that encourage key executives to continue in the employ of the Company. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration. Grants are made to all employees when hired based on salary level and position. All employees, including executive officers, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. The compensatory and administrative features of the 1997 Plan conform in all material respects to the design of standard comparable plans in the industry and are, in the Committee" estimation, fair and reasonable.

CHIEF EXECUTIVE OFFICER COMPENSATION

            The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Hollis' base salary for 1997 was $195,000 and increased to $225,000 on March 26, 1997. Mr. Hollis' salary and potential bonus were determined on the basis of negotiation between the Board of Directors and Mr. Hollis during 1996 as part of his employment agreement, with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Hollis' base salary was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. Mr. Hollis elected not to take a bonus in 1997.

SECTION 162(m)

            The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

            In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

                                   Respectfully submitted by:

                                   COMPENSATION COMMITTEE
                                   Brendan R. McDonnell, Chairman
                                   Thomas C. Merigan, Jr. M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            As noted above, the Company's Compensation Committee consists of Mr. McDonnell and Dr. Merigan. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.


PERFORMANCE MEASUREMENT COMPARISON(1)

            The following graph shows the total stockholder return of an investment of $100 in cash on June 28, 1995 for (i) the Company's Common Stock,
(ii) the Nasdaq Pharmaceutical Index and (iii) the Nasdaq Index. All values assume reinvestment of the full amount of all dividends as of December 31 of each year.

            The Company's Common Stock commenced trading on the OTC Electrical Bulletin Board on June 28, 1995 and the closing price on such date was $8.875. This price has been used as the initial share price.


              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

                           Hollis-Eden     Peer Group Index   Broad Market Index
                           -----------     ----------------   ------------------
         6/28/95              100.00            100.00           100.00
         6/30/95              100.00            100.00           100.00
         9/29/95               90.14            124.95           112.04
        12/29/95              100.00            145.70           113.41
         3/31/96              107.04            151.59           118.70
         6/30/96              104.23            147.25           128.39
         9/30/96              100.00            150.62           132.96
        12/31/96              112.68            146.13           139.49
         3/31/97              123.94            138.77           131.93
         6/30/97               59.15            149.81           156.11
         9/30/97               73.24            168.06           182.52
        12/31/97               70.42            151.00           171.17

        (1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

        In February, 1997, Hollis-Eden, Inc. granted a non-statutory stock option to Mr. Peizer to purchase 2,400,000 shares of Common Stock at an exercise price of $5.00 per share. Such option vests in six equal annual installments of 400,000 shares, commencing February 6, 1998. Such option was assumed by the Company pursuant to the Merger.


                                  OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors




                                    /s/ RICHARD B. HOLLIS
                                    RICHARD B. HOLLIS
                                    Chairman of the Board and
                                    Chief Executive Officer


April 15, 1998

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, HOLLIS-EDEN
PHARMACEUTICALS, INC., 9333 GENESEE AVENUE, SUITE 110, SAN DIEGO, CALIFORNIA 92121.

                        HOLLIS-EDEN PHARMACEUTICALS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 1998

         The undersigned hereby appoints Richard B. Hollis, Terren S. Peizer and Robert W. Weber, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Hollis-Eden Pharmaceuticals, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, located at The Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California, 92122, on Monday, May 18, 1998, at 2:00 p.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

--------------------------------------------------------------------------------

                            (Continued on other side)

       MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED
                        BELOW AND FOR PROPOSALS 2 AND 3.

PROPOSAL 1:  To elect Class I directors to hold office until the 2001 Annual
             Meeting of Stockholders and until their successors are elected.

               [ ] FOR all nominees listed below (except as marked to the contrary below).

               [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below.

                NOMINEES: J. Paul Bagley, Terren S. Peizer and
                          Salvatore J. Zizza

     TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

PROPOSAL 2: To approve the Company's 1997 Incentive Stock Option Plan, as amended.

         [ ]     FOR          [ ]     AGAINST          [ ]     ABSTAIN


PROPOSAL 3:  To ratify the selection of BDO Seidman LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

         [ ]     FOR          [ ]     AGAINST          [ ]     ABSTAIN

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                     PREPAID IF MAILED IN THE UNITED STATES.





                                        DATED _______________, 1998



                                        -----------------------------------
                                        Signature(s)


                                        -----------------------------------
                                        Name of stockholder (if other than
                                        individual)

                              Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.